As filed with the Securities and Exchange Commission on _________________,
1999
                                                   Registration No. 33-


                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                       ____________________

                            Form S-8
                      REGISTRATION STATEMENT
                            Under
                    THE SECURITIES ACT OF 1933
                       ____________________

                   SOUTH ALABAMA BANCORPORATION, INC.
            (Exact name of registrant as specified in its charter)

    Alabama                                             63-0909434
  (State or other jurisdiction                         (I.R.S. Employer
 of incorporation or organization)                     Identification No.)



                         ____________________

100 Saint Joseph Street
P. O. Box 3067
Mobile, Alabama                                             36652
(Address of Principal Executive Offices)                   (Zip Code)
                          ____________________

                      SOUTH ALABAMA BANCORPORATION
                    1993 INCENTIVE COMPENSATION PLAN
                        (Full title of the plan)

                        _____________________

F. MICHAEL JOHNSON                                Copy to:
Secretary and Chief Financial Officer
100 Saint Joseph Street                       BROOKS P. MILLING
P. O. Box 3067                                Hand Arendall, L.L.C.
Mobile, Alabama  36652                        P. O. Box 123
(Name and address of agent                    Mobile, Alabama  36601
 for service)                                 (334) 432-5511
___________________

(334) 431-7800
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE


                                                    Proposed maximum    Proposed maximum
Title of                          Amount to be      offering price      aggregate            Amount of
securities to be registered       Registered(1)     per share(2)        offering price(3)    registration fee
-------------------------------------------------------------------------------------------------------------
Common Stock (par value $0.01)    300,000 shares    $13.875             $4,162,500           $1,157.18

(1) Representing shares of the Registrant's Common Stock, $.01 par value
(the "Common Stock") to be issued and sold by the Registrant in connection with the exercise of options granted under the Registrant's 1993 Incentive
Compensation Plan (the "Plan"). This Registration Statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan.
(2) Based on the average of the high and low prices of the Registrant's Common
Stock as reported on the NASDAQ Stock Market on April 16, 1998.
(3) Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I.Information Required in the Section 10(a) Prospectus

     The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to employees of South Alabama Bancorporation, Inc. ("South Alabama") selected to participate in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended.

PART II.     Information required in the Registration Statement

Item 3.     Incorporation of Documents by Reference.

     The following documents filed by South Alabama with the Securities and Exchange Commission are incorporated herein by reference:

     (a)South Alabama's Annual Report on Form 10-K for the year ended December 31, 1998.

     (b)All other reports filed by South Alabama pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1998.

     (c)The description of South Alabama's Common Stock contained in the Registration Statement filed pursuant to Section 12(G) of the Securities Exchange Act of 1934 (the "Exchange Act").

     All documents subsequently filed by South Alabama pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

     Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

     The validity of the shares of South Alabama's Common Stock offered hereby has been passed upon by Hand Arendall, L.L.C. Stephen G. Crawford, a member of Hand Arendall, L.L.C., is a director of South Alabama. As of April 2, 1999, members of Hand Arendall, L.L.C. and attorneys employed thereby, together with their immediate families, beneficially owned approximately 197,248 shares of South Alabama's Common Stock.

Item 6.     Indemnification of Directors and Officers.

     Consistent with Division E of Article 8 of the Alabama Business Corporation Act (the "ABCA"), Article 11of South Alabama's Articles of Incorporation ("Article 11") provide that South Alabama shall indemnify its directors and officers against reasonable expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit or proceeding based on such person's status as a director or officer of the corporation, provided such person acted in good faith and in a manner reasonably believed to be in or, if not acting in such person's official capacity, not opposed to the best interests of South Alabama. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in the case of an action by or in the right of the corporation against a director or officer where the director or officer has been adjudged to be liable to South Alabama, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     Under Article 11, South Alabama may advance expenses in defending a civil or criminal claim, action, suit or proceeding to a director or officer seeking indemnification, provided such director or officer provides a written affirmation of a good faith belief that he has met the standard of conduct required under Article 11, and provided that such director or officer provides an undertaking as an unlimited general obligation by or on behalf of the director or officer to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by South Alabama. Furthermore, those responsible for making the determination of whether or not indemnification is proper must determine that the facts then known to them would not preclude indemnification under Article 11.

     Under Article 11, South Alabama may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of South Alabama, or is or was serving at the request of South Alabama as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity or arising out of his status as such, whether or not South Alabama had the power to indemnify such person against such liability under the provisions of
Article 11.

     Pursuant to a policy of liability insurance with St. Paul Mercury Insurance Company having a $4,000,000 directors and officers liability limit per year, the directors and officers of South Alabama are insured, subject to the limits, retentions, exceptions and other terms and conditions of the policy, against liability for any actual or alleged error, omission, act, misstatement, misleading statement or breach of duty actually or allegedly committed or attempted by a director or officer, or any matter claimed against a director or officer solely by reason of such person being a director or officer of South Alabama. The policy also has a $2,000,000 Trust Errors and Omissions limit per year, wherein directors and officers are indemnified for any actual or alleged error, omission, act or breach of duty while acting solely in the capacity of (among other things) personal representative of an estate, trustee, conservator, attorney in fact, escrow agent, registrar, tax withholding agent, trustee under bond indenture, fiduciary under an employee benefit plan or trust or a trustee exercising any fiduciary powers permitted by law.

Item 7.     Exemption from Registration Claimed.

     Not Applicable.

Item 8.     Exhibits.

     See Index to Exhibits.

Item 9.     Undertakings.

A.     South Alabama hereby undertakes:

     (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in any information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective Registration Statement;

          (iii)To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of South Alabama's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of South Alabama pursuant to the foregoing provisions, or otherwise, South Alabama has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by South Alabama of expenses incurred or paid by a director, officer or controlling person of South Alabama in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, South Alabama will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                               SIGNATURES

     South Alabama.     Pursuant to the requirements of the Securities Act of
1933, South Alabama certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on April 16, 1999.



                         SOUTH ALABAMA BANCORPORATION, INC.



                                     By:/s/W. Bibb Lamar, Jr.
                                        W. Bibb Lamar, Jr.
                                        President and Chief Executive Officer




POWER OF ATTORNEY

     We, the undersigned officers and directors of South Alabama Bancorporation, Inc. hereby severally constitute W. Bibb Lamar, Jr. and F. Michael Johnson and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable South Alabama Bancorporation, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                         Title                                   Date


/s/W. Bibb Lamar, Jr.        President and                           4/16/99
W. Bibb Lamar, Jr.           CEO (Principal
                             executive officer)

Name                         Title                                   Date


/s/F. Michael Johnson        Chief Financial Officer                 4/15/99
F. Michael Johnson           and Secretary
                             (Principal financial and
                             accounting officer)

/s/John B. Barnett, III      Director, Executive                     4/16/99
John B. Barnett, III         Vice President


/s/Stephen G. Crawford       Director                                4/16/99
Stephen G. Crawford


/s/Haniel F. Croft           Director                                4/16/99
Haniel F. Croft


/s/David C. De Laney         Director                                4/16/99
David C. De Laney


/s/Lowell J. Friedman        Director                                4/16/99
Lowell J. Friedman



                             Director
Broox G. Garrett, Jr.


/s/W. Dwight Harrigan        Director                                4/16/99
W. Dwight Harrigan



                             Director
James P. Hayes, Jr.


/s/Clifton C. Inge           Director                                4/16/99
Clifton C. Inge




Name                         Title                                   Date


/s/W. Bibb Lamar, Jr.        Director                                4/16/99
W. Bibb Lamar, Jr.



                             Director
Richard S. Manley


/s/Kenneth R. McCartha       Director                                4/16/99
Kenneth R. McCartha


/s/Thomas E. McMillan, Jr.   Director                                4/16/99
Thomas E. McMillan, Jr.


                             Director
J. Richard Miller, III



                             Director
Harris V. Morrissette


/s/J. Stephen Nelson         Director and Chairman                   4/16/99
J. Stephen Nelson


/s/Paul D. Owens, Jr.        Director                                4/16/99
Paul D. Owens, Jr.


/s/Earl H. Weaver            Director                                4/16/99
Earl H. Weaver


                             Director
A. G. Westbrook

INDEX TO EXHIBITS

Exhibit No.       Description

4.1 Articles of Incorporation of SAB Newco, Inc., dated November 8, 1996, filed as Exhibit B to South Alabama's Definitive Proxy Statement on Schedule 14A on November 15, 1996, are incorporated herein by reference.

4.2 Certificate of Ownership and Merger, dated December 20, 1996, filed as Exhibit (4).2 to South Alabama's Annual Report on Form 10-K for the year 1996 (No. 0-15423), is incorporated herein by reference.

4.3 Articles of Merger, dated December 20, 1996, filed as Exhibit (3).1 to South Alabama's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (No. 0-15423), are incorporated herein by reference.

4.4 Articles of Amendment, dated May 7, 1998, filed as Exhibit (3).1 to South Alabama's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1998 (No. 0-15423), are incorporated herein by reference.

4.5 Bylaws of SAB Newco, Inc., filed as Exhibit (3).3 to South Alabama's Annual Report on Form 10-K for the year 1996 (No. 0-15423), are incorporated herein by reference.

4.6 Specimen of Common Stock Certificate of South Alabama Bancorporation, Inc., filed as Exhibit (4).4 to South Alabama's Annual Report on Form 10-K for the year 1996 (No. 0-15423), is incorporated herein by reference.

5                 Opinion of Hand Arendall, L.L.C.

23.1 Consent of Hand Arendall, L.L.C. is contained in its opinion filed as Exhibit 5.

23.2              Consent of Arthur Andersen LLP.